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                                                                    EXHIBIT 10.3

STATE OF NORTH CAROLINA

                                 LEASE AGREEMENT

COUNTY OF ALAMANCE

 THIS LEASE AGREEMENT is made and entered into as of the 10th day of March, 1993, by and between Carolina Hosiery Mills, Inc., t/a Alamance Industrial Park ("Landlord") and Roche Biomedical Laboratories, Inc. ("Tenant").

                              W I T N E S S E T H:

      In consideration of the rents hereinafter agreed to be paid and in consideration of the mutual covenants and agreements hereinafter recited, Landlord does hereby lease and demise unto Tenant and Tenant does hereby lease and take as Tenant from Landlord those certain Premises with improvements thereon containing approximately 20,160 square feet (the "Premises") situated on certain land at 780-784 Plantation Drive, in the City of Burlington, County of Alamance, State of North Carolina, and being more particularly described on Exhibit "A" attached hereto.

      TO HAVE AND TO HOLD the said Premises unto the Tenant upon the following terms conditions:

      1. Term. The Term of this Lease shall be for a period of three (3) years commencing on the 1st day of April, 1993, at 12:01 a.m., and ending on the 31st day of March 1996, unless sooner terminated as herein provided.

      2. Option to Renew. So long as Tenant is not in default hereunder it is agreed that, at the expiration of the initial term (the "Initial Term") of this Lease, Tenant shall have the right and option to renew the Lease for three (3) additional one-year term or terms (the "Renewal Term(s)"). Each such Renewal Term shall commence as of the end of the Initial Term of this Lease and shall be subject to and in accordance with all terms and conditions set forth in this Lease. If Tenant shall desire to exercise this right and option, it shall give Landlord written notice not less than ninety (90) days prior to the expiration of the Initial Term of this Lease.

      3. Occupancy. Tenant may take possession and occupy Area A of the Premises as shown on Exhibit "A" of this Lease immediately upon execution of the Lease Agreement. Tenant may take possession and occupy Area B of the Premises as shown on Exhibit "A" of this Lease no later than sixty (60) days from the above-referenced date of this Lease. Tenant shall take possession of the Premises without any additions or alterations to the Premises being made by Landlord, except that Landlord shall install at its expense three (3) 7 1/2 ton heating and air conditioning units in Area B.


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      4. Rental. Tenant shall pay to Landlord the sum of Three Thousand Nine
Hundred Six Dollars ($3,906.00) as rent for the month of April, 1993, or until Tenant's occupancy and possession of Area B of the Premises, due on the first day of April, 1993, or a subsequent month, but payable on or before the tenth day of such month. Upon the availability in acceptable condition of Area B of the Premises, Tenant shall pay to Landlord the sum of Ninety-three Thousand Seven Hundred Forty-four Dollars ($93,744.00) per annum, payable in monthly installments of Seven Thousand Eight Hundred Twelve Dollars ($7,812.00) each, due on the first day of each month, in advance, but payable on or before the tenth day of the month, during the remaining Initial Term of this Lease. In the event the Term shall commence on a day other than the first day of a month or terminate on a day other than the last day of a month, the rent for such partial month shall be prorated.

      In the event Tenant exercises its option for the Renewal Term(s), the annual rent for each Renewal Term(s) shall be adjusted by the percentage of change in the Consumer Price Index, published by the U.S. Department of Labor from the commencement date of this Lease to the commencement date of the Renewal Term.

      5. Surrender of Premises. At the termination of this Lease, Tenant shall surrender the Premises and all keys, if any, to Landlord. The Premises shall be in the same condition as the commencement of the Term, normal wear and tear and loss from casualty excepted and Tenant shall remove from the Premises all of its property.

      6. Holding Over. If Tenant remains in possession after expiration of the Initial Term or any Renewal Term(s), the tenancy shall be continued month-to-month and shall be terminable thereafter by either party upon thirty
(30) days written notice to the other.

      7. Subletting and Assignment. Tenant may not sublease nor assign all or any part of the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed.

      8. Use.

      (a) The Premises shall be used and occupied by Tenant for manufacturing, warehouse, storage and other associated and related purposes. Tenant, at Tenant's expenses, shall comply with all applicable rules and regulations, ordinances and laws of governmental authorities having jurisdiction of the Premises, but only insofar as compliance shall pertain to the manner in which Tenant shall use the Premises; the obligation to comply in every other instance and all cases including but not limited to use, repairs, alterations, changes or additions to the Premises being the responsibility of Landlord.

      (b) Landlord hereby grants Tenant the right to install a satellite communications system (the "VSAT") in or on the Premises to facilitate Tenant's business operations. Landlord agrees to cooperate with Tenant in installing the antennae and any and all equipment comprising the VSAT and shall execute such documents reasonably required by Tenant, governmental


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authorities, or third parties in connection with the installation and use of such VSAT. Tenant agrees to compensate Landlord for Landlord's reasonable out-of-pocket expenses incurred by Landlord in assisting Tenant in obtaining the consents necessary to meet zoning, building code, or other requirements, when requested by Tenant. The indemnification provided for in this Lease shall expressly extend to Tenant's operation and use of such VSAT and Tenant shall comply with all building codes, ordinances and zoning regulations applicable to the operation of such VSAT.

      9. No Physician Interest. Landlord represents and warrants that no physicians or physician's family members have an interest in the Premises either directly or indirectly, through debt, equity, or otherwise. Landlord further represents that no physicians or physician's family member shall receive or share directly or indirectly in the proceeds of this Lease.

      10. Change in Law or Regulations. Notwithstanding anything in this Lease to the contrary, should legal counsel reasonably conclude that Tenant's use of the Premises is or may be in violation of any law or regulation, or subsequent changes in any applicable law or regulation, this Lease shall terminate upon thirty (30) days notice to the other party unless within said thirty (30) day period the parties agree to such modifications in this Lease and use of the Premises that may be necessary to establish compliance with the law or regulation.

      11. Utilities and Other Services. Landlord shall cause electric service to be furnished to the Premises. Landlord shall furnish adequate running water and sewer to the Premises. Tenant shall pay promptly, when due, all charges for the water, electricity and fuel consumed on the Premises.

      12. Taxes. Landlord shall pay all ad valorem taxes and assessments which may be levied, assessed or charged against the Premises except that Tenant shall pay all license, privilege, ad valorem or other taxes levied, assessed or charged against it on account of the operation of its business on the Premises or on account of property belonging to Tenant and located on the Premises.

      In the event ad valorem taxes charged or assessed for the Premises are at any time greater than the taxes charged for 1993, Tenant shall pay promptly to Landlord or Landlord's agent, upon receipt of written notice and supporting documentation reasonable satisfactory to Tenant, such additional taxes.

      13. Maintenance and Repairs. Landlord at its cost shall maintain in good condition (i) the structural portions of the Premises and other improvements that are a part of the Premises, which structural portions include the foundations, load bearing, and exterior walls (excluding glass and doors), sub-flooring and roof, (ii) the electrical, plumbing, and sewage systems, (iii) window frames, gutter, and downspouts to the Premises and other improvements that are a part of the Premises, and (iv) heating, ventilating and air-conditioning systems servicing the Premises. Notwithstanding the above, Landlord shall be responsible for maintaining the heating, ventilating and air conditioning systems for (a) Part A of the Premises


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for the first six (6) months of the Term, and (b) Part B of the Premises for the first six (6) months after installation of the systems.

      In the event Landlord fails or refuses to commence repair of the defective condition, or make replacement, as the case may be, after a period of ten (10) days from receipt of notice, Tenant may cause the same to be remedied at Landlord's expense and deduct the cost from the next succeeding installment(s) of rent due by it to said Landlord, but, it is expressly understood and agreed that Landlord shall not be liable to Tenant for any damage it may sustain to its business, merchandise or equipment as a result of such defective condition.

      Except as hereinabove provided, Tenant, at its own cost and expenses, shall maintain and replace, when necessary, all other parts of the Premises including mechanical equipment, doors, door framing, windows, window framing, and glass in as good repair as when the Premises were received by it, normal wear and tear and loss from casualty excepted.

      14. Inspections, Access. Landlord, without abatement of rent and without being deemed guilty of an eviction of the Tenant, may enter the Premises at reasonable hours to exhibit the same to prospective purchasers or tenants; to make repairs required of Landlord; and to make repairs, alterations or additions which Landlord shall deem necessary and to take upon the Premises all materials that may be required.

      15. Alterations and Improvements; Signs. Tenant shall make no alterations in nor additions to the Premises without first obtaining the Landlord's written consent, which consent shall not be unreasonably withheld or delayed; provided, however that Tenant is hereby authorized to place within the Premises drop ceilings, interior walls, passageways between Areas A and B, and a flammable storage area consistent with applicable fire codes. All erections, additions, fixtures and improvements, (except the movable office furniture and partitions of the Tenant), made in or upon the Premises, either by the Tenant or the Landlord, shall be the Landlord's property and shall remain upon the Premises at termination, by lapse of time or otherwise, without compensation to the Tenant. Any mechanics or other liens placed on the Premises as a result of any Tenant alterations made pursuant to this paragraph shall be promptly discharged by Tenant unless Tenant is contesting such lien in good faith and Tenant has made appropriate reserves therefore. Tenant shall not erect or install any signs on the exterior of the Premises except with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Additionally, Tenant shall arrange with the City of Burlington to be in compliance with sign ordinances of the City.

      16. Tenant's Property. All property placed on the Premises by, at the direction of, or with the consent of Tenant, its employees, agents, licensees or invitees, shall be at the risk of Tenant or the owner thereof, and Landlord shall not be liable for any loss or damage to said property resulting from any cause whatsoever unless such loss or damage is the result of Landlord's negligent or willful acts or omissions.


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      17. Insurance. Throughout the Initial Term of this Lease and any exercised
Renewal Term(s), Landlord shall carry fire and extend coverage insurance insuring its interest in the Building and the Premises, such insurance to be written by such insurance companies and in such amounts satisfactory to Landlord. Tenant shall be responsible for fire and extended coverage insurance insuring its interest, if any, in improvements to or in the Premises and its interest in its office furniture, equipment, supplies and other property. Tenant is self-insured as to public liability and certain other risks and shall maintain financial resources sufficient to insure against any liability of Tenant and its authorized representatives arising out of and in connection with Tenant's use or occupancy of the Premises up to One Million Dollars ($1,000,000) on account of bodily injuries to or death of one (1) person, and One Million Dollars ($1,000,000) on account of bodily injuries to or death of more than one
(1) person as the result of any one (1) accident or disaster and Five Hundred Thousand Dollars ($500,000) on account of damage to property.

      18. Fire or Other Casualty. Tenant shall give immediate notice to Landlord of partial damage to the Premises by fire or other casualty. Landlord shall cause the damage to be repaired with reasonable speed. Rent shall be proportionately reduced to the extent that the Premises are rendered untenantable. If the Premises are destroyed or so damaged that in normal course the Premises cannot be made tenantable within sixty (60) days, or if the damage occurs during the last ninety (90) days of the term and Tenant does not exercise any option to renew, either Landlord or Tenant may terminate this Lease by written notice to the other. Rentals shall be adjusted as of the date of the damage and Tenant shall vacate the Premises within twenty (20) days from the notice of termination.

      19. Condemnation. If the whole or any part of the Premises shall be taken or condemned by any competent authority for any public or quasi public use or purpose such as to render the Premises unsuitable for Tenant's use, in Tenant's discretion, then the Term shall terminate from the date that possession of the part taken shall be required and rentals shall be apportioned accordingly. The condemnation award shall be paid to Landlord except such portion as may be attributable to Tenant's property.

      20. Quiet Enjoyment. Landlord agrees that Tenant upon paying the rent and performing all the terms and conditions of this Lease shall quietly have, hold and enjoy the Premises for the Term aforesaid.

      21. Notices. Any notice or demand which by any provisions of this Lease is required or permitted to be given by either party shall be deemed to have been sufficiently given for all purposes when made in writing and hand-delivered or sent in the United States mail as certified or registered mail, return receipt requested, postage prepaid and addressed:

      To Landlord:      Carolina Hosiery Mills, Inc.
                        t/a Alamance Industrial Park
                        P.O. Box 850
                        Burlington, NC 27215


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      To Tenant:        Roche Biomedical Laboratories, Inc.
                        112 Orange Drive
                        Elon College, NC 27244
                        Attn: Ernest A. Knesel, Jr.
                              Roche Image Analysis Systems

      With a Copy to:   Division Counsel
                        Roche Biomedical Laboratories, Inc.
                        231 Maple Avenue
                        Burlington, NC 27215

      22. Default. The occurrence of one or more of the following events (an "Event of Default") shall constitute default by the Tenant:

      (a) The rentals are not paid at the time and place due as provided herein. Landlord shall give Tenant ten (10) days written notice of Landlord's intent to declare Tenant in default hereunder and Tenant shall have the right to cure such default within ten (10) days from receipt of the notice.

      (b) Tenant fails to comply in any material respect with any term, provision, condition or covenant of the Lease (other than the payment of rent), and does not cure such failure within thirty (30) days after written notice by Landlord.

      (c) Tenant files (or has filed against it) any petition or action for relief under any creditor's law (including bankruptcy, reorganization, or similar actions), either in state or federal court.

      (d) Tenant becomes insolvent or makes an assignment for benefits of creditors.

      (e) A receiver is appointed for Tenant;

      (f) The leasehold interest of Tenant is attached or levied upon.

      23. Landlord's Remedies Upon Default by Tenant. Landlord shall have the following remedies if Tenant commits an Event of Default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

      (a) Landlord shall have the right to terminate this Lease and Tenant's rights to possession of the Premises at any time without notice to vacate (any right to which is hereby waived by Tenant), and re-enter the Premises and Landlord shall have the right to pursue its remedies at law or in equity to recover from Tenant all amounts of rent then due or thereafter accruing and such other damages as are caused by Tenant's default.


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      (b) No course of dealing between Landlord and Tenant or any delay on the part of Landlord in exercising any rights it may have under this Lease shall operate as a waiver of any of the rights of Landlord hereunder nor shall any waiver of a prior default operate as a waiver of any subsequent default or defaults and no express waiver shall affect any condition, covenant, rule or regulation other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

      24. Indemnification of Landlord. Tenant agrees to indemnify and defend Landlord and to save harmless Landlord, and the tenants, licensees, invitees, agents, servants and employees of Landlord against and from claims by or on behalf of any person, firm or corporation, arising by reason of injury to person or property occurring on the Premises, occasioned in whole or in part by any negligence or intentional act or omission on the part of the Tenant. Tenant agrees to pay Landlord promptly for all damage to the Premises and for all damage due to neglect of the Premises or of its or their apparatus and appurtenances of which Tenant is obligated to preserve hereunder.

      25. Successors and Assigns. The provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective successors, heirs, legal representatives and assigns. "Landlord" and "Tenant" shall include male and female, singular or plural, corporation, partnership or individual, as may fit the particular party.

      26. Mutual Waiver of Subrogation. For the purpose of Waiver of Subrogation, the parties mutually release and waive unto the other, all rights to claim damages, cost or expenses for any injuries to persons (including death) or property caused by casualty of any type whatsoever in or about the Premises, if the amount of such damages, cost or expense has been paid to such party under the terms of any policy of insurance. All insurance policies carried with respect to this Lease, if permitted under applicable law, shall contain a provision whereby the insurer waives, prior to loss, all rights of subrogation against either Landlord or Tenant.

      27. Entire Agreement. The Lease contains the entire understanding of the parties and no representations or agreements, oral or otherwise, not embodied herein shall be of any force or effect. This Lease shall be governed by and construed pursuant to the laws of the State of North Carolina.


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      IN WITNESS WHEREOF, the parties hereto have duly executed this Lease
Agreement and have hereunto set their hands and seals of the day and year first above written.

                              TENANT:

                              ROCHE BIOMEDICAL LABORATORIES, INC.(SEAL)

                               /s/ Ernest A. Knesel Jr.
                               -----------------------------------
                               Sr. Vice President

WITNESS:

 /s/ illegible
-----------------------------
                              LANDLORD:

                              CAROLINA HOSIERY MILLS, INC.
                              T/A ALAMANCE INDUSTRIAL PARK

                              /s/ illegible
                              -----------------------------(SEAL)
                              President

WITNESS;

 /s/ Milton E. Petty
-----------------------------
    Secretary


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STATE OF NORTH CAROLINA

COUNTY OF ALAMANCE

      I, Susan B. Stout, a Notary Public of said County, do hereby certify that Milton E. Petty personally appeared before me this day and acknowledged that he is the Secretary of Carolina Hosiery, Mills, Inc. and that by authority duly given and as the act of said corporation, the foregoing instrument was signed in its name by its President.

      Witness my hand and notarial seal, this the tenth day of March, 1993.

                               /s/ Susan B. Stout
                               -----------------------------------
                               Notary Public

                               My Commission Expires:  7/26/94

STATE OF NORTH CAROLINA

COUNTY OF ALAMANCE

      I, Susan B. Stout, a Notary Public of said County, do hereby certify that Ernest E. Knesel, Jr. personally appeared before me this day and acknowledged that he is the Sr. Vice President of Roche Biomedical Laboratories, Inc. and that by authority duly given and as the act of said corporation, the foregoing instrument was signed in its name by himself.

      Witness my hand and notarial seal, this the tenth day of March, 1993.

                                /s/Susan B. Stout
                               -----------------------------------
                               Notary Public

                               My Commission Expires 7/26/94


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                                    EXHIBIT A

                           DESCRIPTION OF THE PREMISES

                        [GRAPHIC--DIAGRAM OF SPACE LEASED]

                                       A-1
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ROCHE IMAGE ANALYSIS
SYSTEMS, INC.

                                              Roche Image Analysis Systems, Inc.
                                              780 Plantation Drive
                                              Burlington, North Carolina 27215

December 27, 1995


Mr. Milton Petty
Vice President
Carolina Hosiery Mills, Inc.
t/a Alamance Industrial Park
Burlington, NC 27215

Dear Milt:

We would like to exercise our option to renew the lease contract on the building at 780 Plantation Drive for an additional (1) year term. This is in accordance to Page 1, Item 2, Option to Renew, in our original lease agreement.

Please contact me if you have any questions or concerns.

Sincerely,

/s/ Billy Fox

Billy Fox
Asst. V.P., Dir. of Reagent Mfg.


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AUTOCYTE                             AutoCyte, Inc.
                                     112 Orange Drive/Elon College, NC 27244 USA
Expanding the Vision of Pathology
                                     Tel:  1-910 584-0250, 1-800 426-2176
                                     Fax:  1-910 584-9141

March 24, 1997

Mr. Milton Petty
Carolina Hosiery Mills, Inc.
t/a Alamance Industrial Park
Burlington, NC 27215

Dear Mr. Petty:

As you are aware, we are working together to finalize a new lease document for the current facility at 780 Plantation Drive, as well as for the planned expansion. Because the new lease is not finalized, and because our current lease extension expires March 31, 1997, we need to document a new temporary extension. Our proposal is as follows:

1. We wish to extend the lease for an additional one (1) year term in accordance with Section 2 of the original lease dated March 10, 1993. Rent for the option term effective April 1, 1997 will be $8,610.50 per month.

2. When we reach agreement on a new lease document for the current and expanded facility, the existing lease and the related lease extension will be terminated by both parties.

If these terms meet with your acceptance, please so indicate by having an authorized person sign both copies of this letter where indicated at the bottom of the page. A duplicate copy is enclosed for your records. Please return one copy of the original to me.

Thank you for your help.  Please call if you have any questions.

Very truly yours,

/s/ William O. Green

William O. Green
Controller

/s

Accepted:  /s/ Milton Petty                              Date:  3/26/97
         ------------------------------                       ------------
Title:   Vice President
      ---------------------------------
         Carolina Hosiery Mills, Inc.
         t/a Alamance Industrial Park